Exhibit 10.1
26 January 2024

Mr. David Garrison

Concord, Massachusetts 01742

Dear David:
We are very pleased to offer you the position of Chief Financial Officer at Harte Hanks with an effective start date of Monday, January 29, 2024. In this role, you will report to Kirk Davis, our Chief Executive Officer. We are confident that your contributions will enhance Harte Hanks standing as a crucial business in one of the world’s leading marketing organizations, and as a dynamic employer of choice. As part of this offer you are expected to work at the Harte Hanks facility located at 1 Executive Drive, Suite 303, Chelmsford, Massachusetts 01824. This offer is subject to the following additional terms, conditions, and benefits:
Compensation and Reviews
Upon your acceptance of our offer, you will receive an annual base salary of $375,000 (“Base Salary”), which is paid in bi-weekly increments. This is an exempt salaried position.
Harte Hanks Bonus Plan
In this position, you will be eligible to earn an annual bonus award (the “Plan”) starting in 2024. Your target opportunity under the 2024 Plan will be seventy-five percent (75%) of your annual Base Salary, to the extent earned and in accordance with the terms of the Plan. The Plan will be tied to Harte Hanks’ financial results for total company and individual performance objectives and will be subject to Board approval. Kirk Davis will be responsible for presenting the plan to the Board and receiving such approval. Your annual bonus, once approved, will be payable at the same time or time(s) that annual bonuses are paid to other senior executives of the Company generally, but in no event later than March 15th of the calendar year following the calendar year to which such annual bonus relates, subject to you remaining employed by Harte Hanks on the date such annual bonus scheduled to be paid.
Equity
During your employment term, you will be eligible to participate in Harte Hanks long-term equity incentive program(s), as determined by the Board. On or shortly after your effective start date, you will receive an initial equity award of stock options to purchase a value of up to $500,000* shares of common stock of Harte Hanks, with 1/3rd of the $500,000 purchase right vesting as of one (1) year from your effective start date, and the remaining 2/3rds vesting 1/3rd each in the following two (2) years on and after the 2nd and 3rd anniversary date of first election date – all in in accordance with the Non-Qualified Stock Option Award Agreement attached hereto as Exhibit A (the "Options Agreement"). *the number of shares available for option purchase will be determined by dividing the closing price of Harte Hanks common stock on January 29, 2024 by the $500,000 grant to determine the number of shares available for purchase on or after each option date.
(Agreement continues on the next page)

Exhibit 10.1
Offer Letter – David Garrison

January 26, 2024
Severance
Harte Hanks is providing you severance in the event your employment is terminated without Cause (as defined below). The offer of severance in this letter sets forth the entire agreement and fully supersedes all prior agreements of understanding pertaining to severance. Your severance will allow you to continue to receive your then-current Base Salary for a period of twelve (12) months, payable in equal installments in accordance with Harte Hanks regular payroll practices as in effect from time to time; provided, that the first installment of the severance pay shall be made on the sixtieth (60th) day after the effective date of your termination from Harte Hanks, and shall include payment of any amounts that would otherwise be due prior thereto. Payments of severance is subject to receipt of a signed Separation Agreement and Release. Harte Hanks’ obligation to provide, or continue to provide salary continuation payments, will cease in the event you find other employment before the severance is paid in full.
Benefits
Harte Hanks offers a comprehensive and generous benefits package. You will be eligible to participate in the following plans on the 1st of the month following 60 days of employment. Our 401k plan, which has a 5% company match, has a 90 day waiting period for eligibility.
Medical and dental plans which are paid for jointly by the Company and the Employee
Company paid life insurance and AD&D insurance plans
Flexible spending account plans (healthcare and dependent care) and vision plan.
You will also be eligible to participate in additional valuable benefit plans after applicable waiting periods including 401(k), salary continuation due to personal medical, long-term disability, EAP, educational assistance, 15 days of paid time off (PTO) accrued monthly, and paid holidays.
You shall also be eligible during the term of your employment to participate in such employee benefit plans and programs that are maintained from time to time for senior executives of Harte Hanks, to the extent that you (and your spouse and dependents, as the case may be) meet(s) the applicable eligibility requirements. Harte Hanks does not promise the adoption or continuance of any particular plan or program during the term of your employment, and your (and your spouse's and dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto. You will also be entitled to no fewer than four (4) weeks' vacation in accordance with Harte Hanks vacation policy as in effect from time to time.
You shall be entitled to reimbursement for ordinary and reasonable out of pocket documented business expenses which you incur in connection with performing your duties under this Agreement, including travel, lodging and meal expenses in accordance with Harte Hanks travel and expense reimbursement policies applicable to other senior employees of Harte Hanks as in effect from time to time and approved by the Board, provided, however, (x) you must comply fully with such travel and expense reimbursement policies and (y) Harte Hanks will not reimburse executive officers for mileage for use of personal vehicles.
These benefits will be explained to you in more detail after you join during new employee orientation. Benefits are subject to change at any time. Should this occur, you will be notified. HR Support (877-691-2147) will provide you important enrollment and eligibility information.
(Agreement continues on the next page)

Exhibit 10.1
Offer Letter – David Garrison

January 26, 2024
Termination
Your employment with Harte Hanks shall terminate upon your death or if you become permanently disabled (as defined below) and may be otherwise be terminated at any time by you for any reason (or no reason), including, without limitation, for Good Reason (as defined below), or by Harte Hanks for any reason (or no reason), including, without limitation, without Cause (as defined below). Any termination of your employment pursuant to the preceding sentence is referred to herein as an "Employee Termination". Your employment shall also terminate on the following date: (i) if terminated because of your resignation, with or without Good Reason, on the date specified in a written notice delivered by you to Harte Hanks, the effective date of such resignation to be no less than thirty (30) days from the date such notice is delivered to Harte Hanks, which notice period may be waived by Harte Hanks in its sole discretion; (ii) if terminated as a result of death, on the date of death; (iii) if terminated because of you becoming Permanently Disabled (as defined below), on the date as of which you are determined to be Permanently Disabled; and (iv) if terminated by Harte Hanks on the date specified in a written notice delivered by Harte Hanks to you.
As used in this Agreement:
“Cause" shall mean: Your violation of any material written policy of Harte Hanks, a copy of which has been provided to you at least 30 days in advance of any claimed violation; (ii) Your failure to (x) obey the lawful orders of the CEO, and Board, (y) to timely respond to CEO and Board inquiries, or (z) to provide the CEO and Board with timely updates regarding material Harte Hanks business; (iii) Your gross negligence in the performance of, or willful disregard of, your obligations to Harte Hanks; (iv) the breach of any of your obligations under this Agreement, restrictive covenant agreements, or any other material agreement entered into with Harte Hanks; (v) the commission of an act by you which constitutes financial dishonesty against Harte Hanks; (vi) your indictment or other criminal charge for, or conviction of or entering a plea of guilty or nolo contendere to, a crime constituting a felony; or (vii) the commission of any act of dishonesty or moral turpitude by you which is, or is reasonably likely to be, detrimental to Harte Hanks. Termination for any other reason by the Company shall be “without Cause”.
"Good Reason" shall mean, without your consent, (i) a material diminution in your duties or position; (ii) if your base salary is materially reduced, other than in connection with a region-wide or Harte Hanks company-wide pay cut/furlough program that equally affects other members of senior management; (iii) Harte Hanks breach of its obligations under this Agreement; or (iv) if Harte Hanks requires that you relocate to an office location that would increase your commute by more than 50 miles from the office location set forth above; provided, however, that no termination by you for Good Reason for any of the foregoing reasons shall be effective unless and until (A) you have given Harte Hanks written notice of the reasons for the termination for Good Reason no more than thirty (30) calendar days following the initial existence of the condition(s) that constitute(s) Good Reason, and has given Harte Hanks at least thirty (30) calendar days in which to remedy such condition(s), (B) Harte Hanks has failed to remedy the same during the applicable cure period, and (C) you actually terminate your employment within thirty (30) calendar days after the expiration of the cure period without remedy of the Good Reason by Harte Hanks.
"Permanently Disabled" shall mean (i) Employee becomes eligible to receive benefits under any long-term disability plan paid for the Company on behalf of Employee or (ii) if by reason of injury or illness (including mental illness) Employee shall be unable to perform the essential functions of his position for ninety (90) consecutive days or one hundred twenty (120) days, whether or not consecutive, in a twelve (12) month period.
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Exhibit 10.1
Offer Letter – David Garrison

January 26, 2024
Other
Please note that this offer is contingent upon satisfactory completion of an education, employment, and criminal background check as well as a pre-employment drug screen. Additionally, you will need to provide the required documents authorizing you to work for Harte Hanks in the United States. This offer and your response are not meant to constitute a contract of employment for a stated term. Your employment will be strictly “at will.” This means that if you accept this offer, you will retain the right to discontinue your employment at any time and that Harte Hanks will retain the same right.
Included with this offer are a Confidentiality/Non-Disclosure Agreement and a Non-Solicitation Agreement. Copies are attached as Exhibit B. During onboarding, you will be asked and must sign these documents as a condition of your employment. These agreements will remain in effect regardless of any job changes that may occur during your employment period. Also, as a condition of your acceptance of this offer of employment, you are assuring Harte Hanks that your employment with Harte Hanks would not violate any non-competition, confidentiality, or other obligations you may have with any current or former employer. You are also confirming that you have advised your current employer that you will be working for Harte Hanks, described the scope of your duties for Harte Hanks to them, and they agree that your employment with Harte Hanks would not violate any agreements or obligations you may have with them. You are also certifying that you have provided us with copies of any non-competition, confidentiality, or other agreements that you signed with any current or former employer.
Harte Hanks reserves the right to contact your former employer if it has any concerns regarding any non- competitive, confidentiality or other obligations that you may have. Harte Hanks also reserves the right to terminate your employment if Harte Hanks determines, in its sole discretion, that your employment with us may violate any continuing obligations to a former employer and/or if Harte Hanks determines, in its sole discretion, that it does not wish to become involved in legal proceedings concerning you and a former employer.
Your work location is assigned (as discussed above) as our corporate office in Chelmsford, Massachusetts, and serves as the basis for statutory payroll tax deductions. A change to your home base, which is out-of-state, requires that you submit a change of address to Human Resources in advance of your move.
Upon acceptance of our offer, you will receive an email from HireRight, who will initiate and conduct the background check and schedule the drug testing on behalf of Harte Hanks. To complete your new hire documents, which is a paperless process, you will receive an email from SuccessFactors, with the word “Welcome” in the subject line. To avoid any delay to your start date, please complete your new hire process upon receipt of the emails from HireRight and SuccessFactors.
This Agreement shall be governed by Delaware law.
David, on behalf of all of us at Harte Hanks, I would like to express my pleasure in presenting you with this offer of employment. Harte Hanks is truly an exciting organization, set apart by our scope of eight integrated centers of excellence with one mission: deliver the most connected customer experiences. We are excited about you joining our team of 2,500+ talented and passionate professionals!
(Agreement continues on the next page)

Exhibit 10.1
Offer Letter – David Garrison

January 26, 2024
If you have any questions on our offer, please do not hesitate to give me a call. This offer is valid for 3 business days and will be sent to your work email box via DocuSign.
Yours sincerely,
/s/ Kirk Davis
Kirk Davis
Chief Executive Officer
Attachments
Acknowledgement and Acceptance:
Printed Name: David Garrison
Signature:/s/ David Garrison
Date: 1/28/2024